EXHIBITS 5.1, 8.1 & 23.1

[Letterhead of Thacher Proffitt & Wood LLP]

September 30, 2005
Greenwich Capital Markets, Inc. 600 Steamboat Road Greenwich, Connecticut 06830

Opinion: Underwriting Agreement (Tax)

Financial Asset Securities Corp.

GreenPoint Mortgage Funding Trust 2005-HE4

Ladies and Gentlemen:

We have acted as counsel to Greenwich Capital Financial Products, Inc. (the “Seller”), Financial Asset Securities Corp. (the “Depositor”), and Greenwich Capital Markets, Inc. (the “Underwriter” and the “Initial Purchaser”, as applicable), in connection with (i) the Sale and Servicing Agreement, dated as of September 30, 2005 (the “Seller Sale Agreement”), among the Seller, the Depositor, GreenPoint Mortgage Funding, Inc. (the “Originator”), GMAC Mortgage Corporation (the “Servicer”), GreenPoint Mortgage Funding Trust 2005-HE4 (the “Issuer”) and Deutsche Bank National Trust Company (the “Indenture Trustee”), (ii) the Indenture, dated as of September 30, 2005 (the “Indenture”), between the Issuer and the Indenture Trustee, and the notes issued pursuant thereto designated as GreenPoint Mortgage Funding Trust 2005-HE4, Asset-Backed Notes, Series 2005-HE4 (the “Notes”), (iii) the Trust Agreement, dated as of September 30, 2005 (the “Trust Agreement”), among the Depositor, Wilmington Trust Company (the “Owner Trustee”) and Deutsche Bank National Trust Company as certificate registrar, (iv) the Administration Agreement, dated as of September 30, 2005 (the “Administration Agreement”), among the Seller as administrator, the Issuer, the Owner Trustee and the Depositor, (v) the Underwriting Agreement, dated as of September 26, 2005 (the “Underwriting Agreement”), between the Depositor and the Underwriter, (vi) the Purchase Agreement, dated as of September 30, 2005 (the “Purchase Agreement”), between the Depositor and the Initial Purchaser, (vii) the Indemnification Agreement, dated as of September 30, 2005 (the “GMAC Indemnification Agreement”), between the Depositor and the Servicer, (viii) the Indemnification Agreement, dated as of September 30, 2005 (the “GreenPoint Indemnification Agreement”), between the Depositor and the Originator, (ix) the Prospectus Supplement, dated as of September 26, 2005 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated as of September 26, 2005 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”) and (x) the Private Placement Memorandum, dated as of September 30, 2005. The Seller Sale Agreement, the Indenture, the Trust Agreement, the Administration Agreement, the Underwriting Agreement, the GMAC Indemnification Agreement, the GreenPoint Indemnification Agreement and the Purchase Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”) and applicable to a real estate mortgage investment conduit (“REMIC”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.

Each of the Agreements to which the Seller, the Depositor or the Issuer is a party is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against that party.

2.

The Notes are valid and legally binding obligations under the laws of the State of New York, enforceable thereunder in accordance with their terms against each obligor thereunder and are entitled to the benefits of the Indenture.

3.

The statements made in the Base Prospectus under the heading “Material Federal Income Tax Consequences”, in the Prospectus Supplement under the heading “Federal Income Tax Consequences” and in the Private Placement Memorandum under the heading “Certain Federal Income Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

4.

Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC 1, REMIC 2, REMIC 3 and REMIC 4 will qualify as a REMIC, (ii) the REMIC 1 Regular Interests will represent ownership of the "regular interests" in REMIC 1, and the Class G Certificates will constitute the sole class of "residual interests" in REMIC 1, (iii) the REMIC 2 Regular Interests will represent ownership of "regular interests" in REMIC 2, and the Class R-2 Interest will constitute the sole class of "residual interests" in REMIC 2, (iv) each class of the Notes (exclusive of any right to receive payments from the Net WAC Rate Carryover Reserve Account) and the Class C Interest will represent ownership of "regular interests" in REMIC 3 and will generally be treated as debt instruments of REMIC 3, and the Class R-3 Interest will constitute the sole class of "residual interests" in REMIC 3, (v) the Class C Certificate will represent ownership of the "regular interests" in REMIC 4, and the Class R-X Certificates will constitute the sole class of "residual interests" in REMIC 4 and (vi) the Class R Certificates will represent ownership of the Class R-2 Interest and the Class R-3 Interest.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings “Federal Income Tax Consequences” and “Legal Matters,” without admitting that we are “persons” within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

By: /s/ THACHER PROFFITT & WOOD LLP